Exhibit (10)(v)

                              CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement"') is effective as of February ____, 2000, by and between Area Investment and Development Co., Inc., a Utah corporation (the "Company"), and Michael Solomon (the "Consultant').

     The Company desires to retain the Consultant to use Consultant's best efforts to explore, introduce and negotiate with third parties for certain corporate sponsorships, financing and disposition of rights, and the Consultant agrees to such engagement upon the terms set forth below.

1.   Duties, Involvement and Scope of Service.

     A. The Company hereby engages Consultant, as an independent contractor and not as an employee, to use Consultant's best efforts to explore, introduce and/or negotiate with third parties for: (i) corporate sponsorships; (ii) financing; (iii) disposition of television and audio/music rights; and, (iv)
licensing and merchandising of the Company's products and services. Additionally, the Company engages Consultant to perform such other reasonably related services, as reasonably requested by the Company (collectively, the "Services").

     B. Consultant acknowledges that any and all arrangements or agreements that Consultant may negotiate for the Company, shall be subject to acceptance by the Board of Directors of the Company and which shall be evidenced by execution by an authorized officer for the Company.

     C. The Consultant shall devote such time and effort to the duties hereunder and shall use its best efforts to fulfill obligations hereunder; however, the Company acknowledges that the Consultant is engaged in other business activities and that such activities will continue during the term of this Agreement.

2.   Term/Duration/Termination.

     Except as otherwise provided hereunder, this Agreement shall remain in full force and effect for one year (1) from the date hereof Following the completion of such initial term, this Agreement shall continue in effect from year-to-year thereafter unless one party shall provide The other party written notice of its intent to terminate the Agreement no less than sixty (60) days prior to the end of the annual period. Expiration/Termination of the Agreement shall not affect the right of the Consultant to receive Success Fees (as that term is defined in paragraph 3(B) below) subject to the Terms of this Agreement.

3.   Compensation.


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     A. Annual  Retainer Fee. The Company agrees to compensate  Consultant a sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Consulting Fee"), for the Services. Payment of the Consulting Fee shall be made pursuant to the following schedule:

     a. Ten Thousand Dollars ($10,000.00) per calender month during the term of this Agreement, and,

     b. The balance of One Hundred Thirty Thousand Dollars ($130,000.00) payable on the one year anniversary of this Agreement.

     Consultant and Company agree that the above mentioned schedule may be modified upon written consent by both parties. Notwithstanding the above, it is the Company's intention that payments of the Consulting Fee may be spread more evenly on a monthly basis in the event the Company determines that cash flow is sufficient to do so.

     B. Success Fees. Notwithstanding the termination of this Agreement in accordance with paragraph 2 above, and subject to the provisions of paragraph 8 below, Consultant shall receive a "Success Fee" which shall be defined as 10% of all monies paid to Company pursuant to all agreements with any third party which
Consultant: (i) first introduced to the Company; (ii) initiated negotiations; and/or, (iii) assisted to finalize and execute, provided however that all such third party agreements is first approved and ratified by disinterested directors of the Board of Directors, pursuant to the Company's Articles of Incorporation, By-Laws and the General Corporation Law of Utah.

     The Success Fee shall continue to be payable in respect of: (i) all monies paid to Company from all agreements executed during the term of this Agreement with any third party which Consultant first introduced to the Company, initiated negotiations, and/or assisted to finalize and execute; (ii) all monies paid to Company from all renewed agreements with any third party who was first introduced to the Company by the Consultant during the term of this Agreement, and who was previously under contract with the Company during the term of this Agreement; (iii) all monies paid to the Company from all agreements with any third party who Consultant first introduced to the Company during the term of this Agreement, and which agreements are finalized and executed on the date of termination of this Agreement, or prior to the one year anniversary date of such termination; and (iv) all monies paid to Company from all renewed agreements with any third party who was first introduced to the Company by the Consultant during the term of this Agreement) and whose initial agreement with the Company was finalized and executed on the date of termination of this Agreement, or prior to the one year anniversary date of such termination.

     In any fiscal year that a Success Fee is owed to Consultant, the Company shall furnish Consultant with an Officer's Certificate, setting forth an itemized calculation as to the payment of the Success Fee and setting forth certain representations as to the status of all agreements, contemplated in tile preceding paragraph, between the Company and all third parties introduced to tile Company by the Consultant.

     C. Equity Interest. 100,000 shares of common stock (the "Equity Interest") shall be issued


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to Consultant, or its designees, at a nominal rate; provided.  however, that the
Equity Interest Shall be issued pursuant to the following schedule:

     NUMBER OF SHARES      DATE OF ISSUANCE
     ----------------      ----------------
     25,000                90 days from the date of this agreement
     25,000                180 days from the date of this agreement
     25,000                270 days from the date of this agreement
     25,000                360 days from the date of this agreement

     Consultant acknowledges that the issuance of the Equity Interest is subject to Consultant substantially performing the Services, in accordance with the terms of this Agreement. Prior to tile issuance of Equity Interests pursuant to the schedule above, a determination will be made by the Board of Directors on the business day immediately preceding the scheduled date of issuance of shares of common stock, that such Services has been substantially performed.

     Consultant further acknowledges and understands that the above mentioned shares of common stock comprising the Equity Interest shall be issued pursuant to an exemption from registration requirements under Federal Securities Laws and are considered "Restricted Stock" under the Securities Act of 1933, as amended.

     D. Options. The Company agrees to grant Consultant an option to purchase 150,000 shares of common stock (the "Option"), at an exercise price of $3.00 per share of common stock, until December 31, 2002, and further subject to the terms and conditions of a 1999 Stock Option Plan (the "Plan") to be approved by the shareholders of tile Company and ratified by the Board of Directors, as soon as practicable. Such Plan shall be in compliance with the Company's Articles of Incorporation, Bylaws and the General Corporation Law of Utah. The Consultant further acknowledges and agrees that the terms of the Option shall be subject to the Plan, and in the event of a conflict between the terms and conditions of the Plan and the terms of the Option granted herein, the terms and conditions of the Plan shall prevail.

4.   Taxes and other Liabilities.

     Consultant acknowledges and agrees that it is an independent contractor and not an employee of the Company. As such, Consultant acknowledges that it is responsible for all employment and other tax payable to any federal, state or local authority and any other obligation or liabilities arising from its engagement and compensation hereunder.

5.   Appointment as Chairman of the Board of Directors.

     Upon the execution of this Agreement the Company shall appoint Consultant as a director and the Chairman of the Board of Directors of the Company until his respective successor is elected, his respective resignation or his respective removal before the expiration of his term. Such appointment shall be subject to the Company's Articles of Incorporation, By-Laws and the General Corporation Laws of Utah.


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6.   Notice.

All notices to the Company or the Consultant permitted to be required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail return receipt requested, to the following address:

     The Company:      Area Investment and Development Co.
                       C/o Beckman, Millman & Sanders, LLP
                       116 John Street
                       New York 10038
                       Attention: Steven Sanders, Esq.

     The Consultant    Michael Solomon
                       130 S. El Camino Drive
                       Beverly Hills, California 90212

     Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given if delivered personally upon receipt; if telecopied, when telecopied; if sent by courier service; and if sent by certified or registered mail, three (3) days after deposit (postage prepared) with the U.S. Postal Service.

7.   Representations and Warranties; Indemnification.

     The Company and Consultant each represent and warrant to the other that it has all rights to enter into this Agreement and that its execution of the Agreement shall not infringe upon the rights of any third party. The Company and Consultant each agree to indemnify the other and hold the other completely harmless from any claims made by any third party against the other relating to, or arising from, any breach of this Agreement or obligations arising herefrom. In addition, the Company agrees to indemnify Consultant and hold Consultant harmless from any third party claims made against Consultant as a shareholder of the Company, relating to any failure of the Company to comply with its corporate obligations, including, but not limited to the Company's failure to pay any debts owed to creditors; provided, however, that at any time the Consultant shall become a "controlling person" as the term is defined or used in the Securities Act of 1933, as amended, the aforementioned indemnification shall not be applicable; and provided further, however, that this indemnification shall not be applicable for any claims arising from, or a result of Consultant's capacity as a director of the Company. Consultant acknowledges that any indemnification provided to Consultant, in his capacity as a director of the Company, shall solely be pursuant to the terms of the Company's Articles of Incorporation, By4aws and the General Corporation Laws of Utah, and not from this Agreement.

8.   Delegation.

     The Company and the Consultant agree that Consultant shall be entitled to delegate all or any part or parts of his duties and obligations hereunder to any person, firm or corporation (collectively,


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the "designees" and individually, "designee") approved by the Company in writing
(which consent shall not be unreasonably withheld)) whether or not such designee is subject to an existing contract with the Company for similar services. Any such delegation may be on such terms and conditions as the Consultant may deem appropriate; provided, however, that should the Consultant make the initial delegation or request for assistance from a designee, the Consultant shall remain liable to perform his duties and obligations, and shall indemnify the Company from any liability for any finder's fees, agent's commissions or other similar forms of compensation in Connection with this Agreement or the transactions contemplated hereby, notwithstanding the fact that such designee may be subject to an existing contract with the Company for similar services

9.   Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of laws principles thereof.

10.  Entire Agreement.

     This Agreement contains the entire agreement between Consultant and Company and correctly sets forth the rights and duties of each of the parties to each other concerning such matters as of this date. Any agreement or representation concerning the subject matter of this Agreement or the duties of Consultant not set forth in this Agreement is null and void.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


CONSULTANT:                                  COMPANY:

                                             Area Investment and Development Co.
By: /s/ Michael Solomon
    -----------------------

                                             By: /s/ Rick Garson
                                                ---------------------------
                                             Name: Rick Garson
                                             Title: President


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